Exhibit 99.6

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

August 22, 2017

The Board of Directors

GENBAND Holdings Company

3605 E Plano Parkway
Plano, TX 75074

Re:                             Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated May 23, 2017 (the “Opinion”) to the Board of Directors of GENBAND Holdings Company (“Genband”) as Annex E to the joint proxy statement/prospectus that is being filed today with the Securities and Exchange Commission in connection with the proposed mergers involving Genband, GENBAND Inc., GENBAND II, Inc., Sonus Networks, Inc. and Solstice Sapphire Investments, Inc. (“New Solstice”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of New Solstice (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Genband.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ Eric Rutkoske
Eric Rutkoske
Senior Managing Director